COMPUTER HORIZONS CORP.
                            49 Old Bloomfield Avenue
                      Mountain Lakes, New Jersey 07046-1495

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                   May 7, 1997

                                 ---------------

           The enclosed proxy is solicited on behalf of the Board of Directors of the Company and may be revoked at any time before it is finally exercised. As of March 27, 1997, the Company had outstanding 16,233,702 shares of common stock, $.10 par value, each share entitled to one vote. Only shareholders of record at the close of business on March 27, 1997, will be entitled to notice of and to vote at the annual meeting. It is anticipated that the mailing to shareholders of the Proxy Statement and the enclosed proxy will commence on or about April 4, 1997. Proxies for the annual meeting will be solicited by mail and through brokerage institutions by a solicitor and all expenses involved, including printing and postage, will be paid by the Company.

           All properly executed and unrevoked proxies that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with any specifications therein, or if no specifications are made, will be voted "FOR" the election of the named nominees and approval of the proposals set forth in the Notice of Annual Meeting of Shareholders of the Company. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. A person present at the meeting may withdraw his or her proxy and vote in person.

           Directors are elected by plurality vote. The affirmative vote of holders of record at the close of business on the record date of a majority of the outstanding shares of common stock is required to approve the proposed Amendment to the Company's Certificate of Incorporation. Under New York law, abstentions are considered in determining the number of votes required to attain a majority of the outstanding shares in connection with the proposed amendment to the Certificate of Incorporation. Because this proposal requires the affirmative vote of a majority of all outstanding shares entitled to vote for approval, an abstention or broker non-vote on this proposal will have the same legal effect as a vote against such proposal. Any other matter to be voted on at the meeting will require, for approval, the affirmative vote of a majority of the shares of common stock voting on the proposal.

                      CERTAIN HOLDERS OF VOTING SECURITIES

           The following table presents certain information with respect to the beneficial ownership of shares of the Company's common stock (its only class of voting securities) on March 27, 1997 (except as noted otherwise), by (a) persons owning more than 5% of such shares or nominated for election as a director (see "Election of Directors"), (b) the named executive officers identified in the Summary Compensation Table, and (c) all directors and executive officers as a group.

                                                         Amount          Percent
      Name and Address of                             Beneficially          of
       Beneficial Owner                                  Owned            Class
       ----------------                                  -----            -----

John J. Cassese .................................      1,529,935(1)        9.2%
     49 Old Bloomfield Avenue
     Mountain Lakes, NJ 07046-1495

Bernhard Hubert .................................        320,488(1)        2.0%
     49 Old Bloomfield Avenue
     Mountain Lakes, NJ 07046-1495

Michael J. Shea .................................          6,825(1)         (2)
     49 Old Bloomfield Avenue
     Mountain Lakes, NJ 07046-1495

Thomas J. Berry .................................         58,425(1)         (2)
     49 Old Bloomfield Avenue
     Mountain Lakes, NJ 07046-1495

Rocco J. Marano .................................         27,000(1)         (2)
     49 Old Bloomfield Avenue
     Mountain Lakes, NJ 07046-1495

Wilfred R. Plugge ...............................         37,796(1)         (2)
     49 Old Bloomfield Avenue
     Mountain Lakes, NJ 07046-1495

All directors and executive .....................      1,980,469(3)       11.8%
     officers as a group(seven persons)

Putnam Investments, Inc. ........................      2,160,399(4)       13.4%

Essex Investment Management Company .............        930,263(5)        7.75%

----------

(1) Includes 457,682 shares issuable upon exercise of options granted under the Company's 1985 (as amended) and 1994 Incentive Stock Option and Appreciation Plans, as follows:

Cassese, 389,690; Hubert 65,180, and Shea, 2,812. Also includes 90,925 shares issuable upon exercise of options granted under the Company's 1991 Directors' Stock Option Plan, as amended, as follows: Berry 58,425, Marano 19,000 and Plugge 13,500.

(2) Less than 1%.

(3) Includes all shares issuable upon exercise of options granted under the Company's 1985 (as amended) and 1994 Incentive Stock Option and Appreciation Plans and the Company's 1991 Directors' Stock Option Plan, as amended, included in Note 1.

(4) Putnam Investments, Inc. ("PI") on behalf of itself and Marsh & McLennan Companies, Inc. Americas ("MMC"), Putnam Investment Management, Inc. ("PIM"), the Putnam Advisory Company, Inc. ("PAC") and Putnam New Opportunities Fund, filed a Schedule 13G Statement with the Securities and Exchange Commission stating that as of January 27, 1997, through its wholly-owned registered investment advisor subsidiaries, it may be deemed to have shared dispositive power with respect to 2,160,399 shares of the Company's common stock and to have shared voting power with respect to 316,484 of said shares. Putnam Investments, Inc. and Marsh & McLennan disclaim beneficial ownership of all 2,160,399 of said shares.

(5) Essex Investment Management Company filed a Schedule 13G Statement with the Securities and Exchange Commission stating that as of January 10, 1997, it may be deemed to have sole dispositive power with respect to 930,263 shares of the Company's common stock and to have sole voting power with respect to 654,471 of said shares. Essex Investment Management disclaims beneficial ownership of all 930,263 of said shares.

           During 1996 Mr. Shea and Mr. Plugge each inadvertently filed a Form 4 as to one transaction and Mr. Berry concerning two transactions after the due filing date.

                              ELECTION OF DIRECTORS

           The four current members of the Board of Directors have been nominated, for election by the Shareholders, to hold office until the next Annual Meeting of Shareholders and until their successors have been elected and qualify. Unless such authority is withheld by an indication thereon, the proxy will be voted for the election of the nominees named herein. An employment agreement between the Company and Mr. Cassese provides that he will be included as a nominee for election at each annual meeting so long as the employment period under his agreement shall not have terminated. See "Executive Compensation" for additional information concerning such agreement.

           If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees and for such person as may be designated by the present Board of Directors to replace such nominee. The Board of Directors does not presently anticipate that any nominee will be unable to be a candidate for election. The following table sets forth certain information regarding the nominees:

                                   Director
    Nominee                  Age    Since    Present Principal Occupation
    -------                  ---    -----    ----------------------------
John J. Cassese ..........   52     1969     Chairman and President of the Company

Thomas J. Berry ..........   72     1989     Retired 1993 as Executive Advisor and
                                             Executive Asst. to Postmaster General
                                             U.S. Postal Services.  Retired 1986 as Vice
                                             President - AT&T

Rocco J. Marano ..........   69     1995     Retired 1994 as Chairman of Blue Cross Blue
                                             Shield - New Jersey.  Retired as Chairman and
                                             President of Bellcore (Bell Communications
                                             Research) in 1991

Wilfred R. Plugge ........   72     1983     Retired 1987 as Vice President - International
                                             Operations Division of SRI International (a private
                                             research institute)

           The Board of Directors held 6 meetings during 1996. The Audit Committee and the Compensation Committee, each consisting of the Board's outside Directors (Messrs. Berry, Marano and Plugge), held 2 meetings each in 1996.

           The functions of the Audit Committee include reviewing with the independent auditors the objectives and scope of the audit, the audit approach and the results and findings of the audit. The functions also include understanding new accounting pronouncements as they pertain to the Company and recommending to the Board the engagement or discharge of the independent auditors.

           The Compensation Committee considers and authorizes remuneration arrangements for senior management, including the granting of options under the Company's Incentive Stock Option and Appreciation Plans.

           The Company does not have a Nominating Committee.

                             EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by the Company for the fiscal years indicated, to the Chief Executive Officer and to each of the Company's other executive officers (together, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                              Long-Term Compensation
                                                                                       --------------------------------
                                                   Annual Compensation                      Awards             Payouts
                                                 -------------------------------       -------------------     --------
                                                                            Other                  Securities
                                                                            Annual   Restricted    Underlying             All Other
     Name and Principal                                                   Compensat    Stock        Options/     LTIP     Compensa
          Position                  Year         Salary          Bonus       ion       Awards         SARs     Payments    tion(1)
-----------------------------       ----         ------          -----       ---       ------         ----     --------    ------
John J. Cassese .............       1996        $375,000       $250,000       --         --          50,000       --       $44,255
Chairman of the Board,              1995         360,000        300,000       --         --          78,750       --        44,328
President and Chief Executive
Officer                             1994         325,000        150,000       --         --          84,375       --        14,328


Bernhard Hubert .............       1996         225,000         75,000       --         --          35,000       --         7,457
Executive Vice President,           1995         215,000        175,000       --         --          45,000       --         7,444
Chief Financial Officer and
Secretary (2)                       1994         200,000         75,000       --         --          33,750       --         7,297


Michael J. Shea .............       1996         113,300         25,000       --         --          10,000       --         1,068
Vice President and Controller       1995*         82,500         16,000       --         --          14,250       --           169

----------
* Started 3/6/95.

(1) In 1996, the Company paid the premiums on a whole life insurance policy of $80,000, a universal life insurance policy of $800,000 and a term life insurance policy of $150,000 for Mr. Cassese. The Company also paid premiums of $30,000 on a $3,000,000 split-dollar life insurance policy on the joint lives of Mr. Cassese and his spouse. In addition the Company paid the premiums on a $290,000 universal life insurance policy and a $150,000 term life insurance policy for Mr. Hubert and a term life insurance policy for Mr. Shea averaging $113,300. Under each such insurance policy the insured has the right to designate the beneficiaries. The Company maintains a defined contribution (401K) savings plan and contributes $.25 for every dollar contributed by all participating employees up to 4% of each employee's salary deferral.

(2) Mr. Hubert resigned as Executive Vice President, Chief Financial Officer, Secretary and as a Director of the Company effective December 31, 1996. Mr. Hubert remains an employee of the Company in a transition function through June 30, 1997, at which time his employment is expected to terminate.

           The Company has non-qualified supplemental retirement benefit agreements with Messrs. Cassese and Hubert. Under their agreements, Messrs. Cassese and Hubert will be entitled to receive $2,000,000 and $1,000,000, respectively, upon retirement from the Company at age 65. If Mr. Cassese or Mr. Hubert retires from continuous employment with the Company prior to age 65 as a result of total and permanent disability, he will be deemed to have continued to be continuously employed by the Company until age 65 for purposes of his agreement. If Mr. Cassese or Mr. Hubert terminates his employment with the Company prior to reaching age 65, other than as a result of death or total and permanent disability, he will be entitled to receive, upon reaching age 65, a retirement benefit based on accrual and vesting formulas set forth in his respective agreement. If Mr. Cassese or Mr. Hubert were to terminate his employment as of the date of this Proxy Statement or during the year of 1997, Mr. Cassese's accrued and vested benefit would be $171,600; and Mr. Hubert's accrued and vested benefit would be $65,000. If Mr. Cassese or Mr. Hubert were to die prior to age 65, while still in the employ of the Company, his beneficiaries would be entitled to receive a lump sum benefit equal to the greater of his accrued and vested benefit and $1,000,000, in the case of Mr. Cassese, and $500,000 in the case of Mr. Hubert. Benefits payable upon retirement may be paid in a lump sum or in annual installments at the discretion of the beneficiary.

           The following table sets forth certain information with respect to options granted to the named executive officers in 1996. Such options were granted under the Company's 1994 Incentive Stock Option and Appreciation Plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                       Individual Grants
                        ---------------------------------------------------
                                                                                   Potential Realizable Value at
                       Number of       % of Total                                    Assumed Annual Rates of
                       Securities       Options                                    Stock Price Appreciation for
                       Underlying      Granted to                                          Option Term
                        Options       Employees in    Exercise or   Expiration             -----------
Name                    Granted           1996        Base Price       Date            5%                10%
----                    -------           ----        ----------       ----            --                ---
John J. Cassese          50,000            9.0        $   21.00       1/17/06       $660,339          $1,673,430

Bernhard Hubert          35,000            6.3            21.00       1/17/06        462,238           1,171,401

Michael J. Shea          10,000            1.8            18.13      12/31/03         79,525             187,849

           Pursuant to the terms of option grants, upon exercise of such options, if the optionee, while employed by the Company, desires to sell any shares acquired upon exercise of such options, the optionee must first offer such shares to the Company at their then fair market value.

           The following table sets forth certain information concerning stock options exercised in 1996 and/or held as of the end of the year, by the named executive officers. Such options were granted under the Company's 1985 (as amended) and 1994 Incentive Stock Option and Appreciation Plans. No stock appreciation rights have been granted under either Plan.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND DECEMBER 31, 1996 OPTION VALUES

                                                                                                   Value of Unexercised
                                                                Number of Unexercised                   In-the-Money
                          Shares                                 Options at 12/31/96                Options at 12/31/96
                         Acquired           Value                -------------------                -------------------
Name                    on Exercise        Realized         Exercisable     Unexercisable      Exercisable       Unexercisable
----                    -----------        --------         -----------     -------------      -----------       -------------
John J. Cassese             --            $     --            289,690            --            $10,909,310          $   --
Bernhard Hubert          109,321           3,435,552           65,180            --              1,705,928              --
Michael J. Shea            2,813              82,827             --            21,437                 --             558,266

Employment Agreements

           Mr. Cassese is a party to an Employment Agreement with the Company which expires on February 15, 1998, and which provides for an automatic renewal for successive additional terms of three (3) years unless either party gives at least 180 days prior written notice of intent to terminate. The Agreement provides, among other things, for an annual salary which is currently at the rate of $375,000, with such increases and bonuses, if any, as the Company may determine. The Agreement also provides that if Mr. Cassese terminates his employment following the first anniversary of a Change of Control, he will be entitled to receive a lump sum equal to three times his base salary and highest bonus and continued benefits under Company benefit plans. In addition, the Agreement provides for an entitlement to salary, bonus and continued benefits based on the balance of the employment term (which automatically extends for three years if a Change of Control occurs) in the event of certain other terminations of employment. In general, a Change of Control is deemed to occur if a person or group acquires 20% or more of the Company's outstanding common stock, the Company's shareholders approve, with certain exceptions, a disposition of the Company, or a majority of the directors are succeeded within a 24-month period by individuals not nominated or approved by the Board as previously constituted. The Agreement also provides, in substance, that amounts receivable by Mr. Cassese after a Change of Control, which are subject to additional excise or other taxes, are to be increased to preserve the net benefit to the executive of such payments.

           Mr. Shea has an Employment Agreement with the Company which automatically renews (unless terminated by either party) each March. The Agreement provides for a current salary of $115,000, plus severance pay in the event of termination of employment by the Company, of his then current annual salary.

                          COMPENSATION COMMITTEE REPORT

Compensation Policies

           The Compensation Committee (the "Committee") of the Board of Directors consists of its non-employee Directors. The Committee is responsible for developing policies and making specific recommendations to the Board of Directors with respect to the compensation of the Company's executive officers. The goal of these policies is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees.

           To help achieve this, the Committee, among other things, considers the chief executive officer's recommendations with respect to other executive officers, evaluates the Company's performance both in terms of current achievements and significant initiatives with long-term implications, assesses the contributions of individual executives, and compares compensation levels with those of other leading companies in similar or related industries.

Fiscal 1996 Compensation

           With respect to the Company's chief executive officer, the Committee focused principally upon recommending to the Board an appropriate base salary increase and incentive compensation. As noted above, the chief executive officer is a party to an employment agreement with the Company that provides for base salary increases and bonuses as the Company may determine. In the view of the Committee, the base salary increase and bonus granted the chief executive officer with respect to 1996, appropriately reflected the Committee's policies outlined above.

           The Company has periodically granted stock options in order to provide certain of its executives with a competitive total compensation package and reward them for their contribution to the Company's long-term share performance. These grants are designed to align the executive's interests with that of the shareholders. During 1996, stock options were granted to Mr. Cassese and to other members of management based upon their actual and potential contributions to the Company.

                                              Compensation Committee

                                              Thomas J. Berry
                                              Rocco J. Marano
                                              Wilfred R. Plugge

                             DIRECTORS' COMPENSATION

           Messrs. Berry, Marano and Plugge, who are not employees of the Company, are each entitled to receive as compensation the sum of $12,000 per year. If there are more than four non-telephonic meetings per year, they will each receive an additional sum of $2,000 per non-telephonic meeting. In 1996, the Company incurred an expense of $12,000 each for Messrs. Berry, Plugge and Marano.

1991 Directors' Stock Option Plan

           The Plan, as amended in 1994, provides for automatic grants of options to purchase 50,625 shares of common stock at its then fair market value, and up to five (5) additional annual grants to purchase 6,750 shares of common stock at its then fair market value. To date, Messrs. Berry, Marano and Plugge have each received options for 50,625 shares and Messrs. Berry and Plugge have each received five (5) annual grants of 6,750 shares per grant and Mr. Marano one (1) grant of 6,750 shares.

Directors' and Officers' Liability Insurance

     The Company maintains directors' and officers' liability insurance, providing coverage of up to $5,000,000, subject to a deductible. The policy also insures the Company against amounts paid by it to indemnify directors and officers. The current policy covers a period of one year at an annual premium of approximately $55,000.

                                PERFORMANCE GRAPH

    Below is a graph comparing the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return of companies included in the Nasdaq Market Index and the Index of the Peer Group of Companies selected by the Company:


                     COMPARISON OF CUMULATIVE TOTAL RETURN
                    OF COMPANY, PEER GROUP AND BROAD MARKET

--------------------------------FISCAL YEAR ENDING------------------------------
COMPANY                        1991     1992     1993     1994     1995     1996

COMPUTER HORIZONS CORP          100    96.34   171.87   296.05  1249.37  1897.77
PEER GROUP                      100   140.39   170.91   215.81   305.92   727.79
BROAD MARKET                    100   100.98   121.13   127.17   164.96   204.98

           The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each of the periods for the Company, the Nasdaq Market Index and the Peer Group, is based on the stock price or composite index at the end of fiscal 1991.

           The preceding graph compares the performance of the Company with the Nasdaq Market Index and the Peer Group Index. The Peer Group Index is comprised of four companies, each of whom is engaged not only in professional services, but is also involved in emerging and prospective "total solutions". They are Analysts International Corp., CIBER, Inc., Computer Task Group Inc. and Keane Inc. Brandon Systems Corp. was included in the Peer Group for 1995 but not in the Peer Group for 1996, as Brandon Systems Corp. was acquired during the year.

           PROPOSAL TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

         On February 11, 1997, the Board of Directors unanimously approved and authorized the submission to the Shareholders of, an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's Common Stock, par value $.10, from 30,000,000 to 60,000,000. The proposed amendment requires the affirmative vote of the holders of a majority of all shares of Common Stock outstanding as of the record date.

          As of March 27, 1997 there were 16,233,702 shares of Common Stock issued and outstanding. An aggregate 5,569,083 shares of Common Stock are reserved for issuance pursuant to the Company's 1985 (as amended) and 1994 Incentive Stock Option and Appreciation Plans, the 1991 Directors' Stock Option Plan, as amended, and outstanding Stock Purchase Warrants. This leaves a balance of 8,197,215 authorized but unissued shares of Common Stock (including shares held in treasury) available for future issuance.

          The Board of Directors considers the proposed increase in the number of authorized shares of Common Stock desirable because it would give the Board the necessary flexibility to issue Common Stock in connection with and in furtherance of general Corporate purposes, whether in the nature of stock dividends and splits, acquisitions, financings, employee benefits or any other appropriate Corporate purposes without the expense and delay that would arise if there were insufficient authorized shares for a specific issuance, as shareholder approval would then be needed to increase the authorized number of shares. The Company has no present plans to issue any additional shares of Common Stock, but reviews and evaluates potential Corporate actions on an on-going basis to determine if such action would be in the best interest of the Company and its shareholders. Depending on the nature of any future issuance of common stock, further shareholder authorization may be required under New York law or the rules of Nasdaq or any stock exchange on which the common stock may then be listed.

          The proposed increase in the number of authorized shares of common stock could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company. Although the Board of Directors has no present intention of issuing additional shares for such purpose, the Securities and Exchange Commission has indicated that this potential use should be disclosed.

          The Board of Directors unanimously recommends that shareholders vote "FOR" approval of the proposed Amendment to increase the authorized shares of common stock.

                                    AUDITORS

           The Board of Directors, with the approval of the Audit Committee, has selected the firm of Grant Thornton LLP as independent auditors to examine the financial statements of the Company for the year ending December 31, 1997. This selection is being presented to the shareholders for ratification at the annual meeting. If the shareholders do not ratify the employment of Grant Thornton LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

          A representative of Grant Thornton LLP is expected to be present at the annual meeting with the opportunity to make a statement, if he so desires, and to be available to respond to appropriate questions.

                                OTHER INFORMATION

          The cost of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without additional compensation. The Company also has retained Regan & Associates, New York, New York, to assist in soliciting proxies at a cost not to exceed $6,750 (which includes expenses).

          Proposals of shareholders intended to be presented at the annual meeting to be held in 1998 must be received by the Company no later than December 1, 1997, to be included in the proxy materials for such meeting.

          The Board of Directors is aware of no other matters that are to be presented to the shareholders for action at the meeting. If, however, any other matters properly come before the meeting, the person named in the enclosed form of proxy will vote such proxies in accordance with his judgment on such matters.

           Upon the written request of any shareholder as of March 27, 1997, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (excluding exhibits), as filed with the Securities and Exchange Commission, will be supplied without charge. Requests should be directed to Shareholder Relations, Computer Horizons Corp., 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046-1495.



                                           By Order of the Board of Directors,


                                           William J. Murphy
                                           Secretary
Mountain Lakes, New Jersey
April 4, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                             COMPUTER HORIZONS CORP.

           The undersigned appoints JOHN J. CASSESE as proxy to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of COMPUTER HORIZONS CORP. to be held at The Parsippany Hilton, One Hilton Court, Parsippany, NJ on Wednesday, May 7, 1997 at 10:00 A.M. and any adjournment thereof.

If not otherwise indicated, this Proxy will be voted "FOR" the election of Directors, "FOR" the Amendment to the Company's Certificate of Incorporation and "FOR" the ratification of the selection of Grant Thornton LLP as the Company's independent auditors for the current year.

                      (MARK, SIGN AND DATE ON REVERSE SIDE)
--------------------------------------------------------------------------------

(1) Election of Directors: John J. Cassese, Thomas J. Berry, Rocco J. Marano and Wilfred R. Plugge

For all                                              Withhold authority to vote
nominees listed. |_|                                for all nominees listed. |_|

|_|  For all nominees except nominees written in space below.


(2) To approve an Amendment to the Company's Certificate of Incorporation increasing the authorized number of shares of the Company's common stock, par value $.10, from 30,000,000 to 60,000,000.

               For |_|             Against |_|            Abstain |_|

(3) Proposal to ratify the selection of Grant Thornton LLP as the Company's independent auditors for the current year.

               For |_|             Against |_|            Abstain |_|

(4) Upon any other matters that may properly come before the meeting or any adjournment.

Signature________________________Date_________

Signature________________________Date_________

Signature(s) should agree with name(s) printed hereon. Please correct any errors in address shown. If signing in representative capacity include full title. Proxies by a corporation should be signed in its name by an authorized officer. Where stock stands in more than one name, all holders of record should sign.

Mark here for address change and note above. |_|

                             COMPUTER HORIZONS CORP.
                            49 Old Bloomfield Avenue
                      Mountain Lakes, New Jersey 07046-1495

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 ---------------

           The Annual Meeting of Shareholders of Computer Horizons Corp. will be held at The Parsippany Hilton, One Hilton Court, Parsippany, NJ, on Wednesday, May 7, 1997 at 10:00 A.M., local time, for the following purposes:

     1. To elect directors to serve until the next annual meeting and until their successors are elected and qualify.

     2. To approve an Amendment to the Company's Certificate of Incorporation increasing the authorized number of shares of the Company's common stock, par value $.10, from 30,000,000 to 60,000,000.

     3. To ratify the selection of the accounting firm of Grant Thornton LLP as auditors for the Company's current year.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

           Only shareholders of record at the close of business on March 27, 1997, are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,


                                             WILLIAM J. MURPHY
                                             Secretary

Mountain Lakes, New Jersey
April 4, 1997

           If it is convenient for you to do so, we hope you will attend the meeting. If you cannot, we urge you to fill out the enclosed proxy card and return it to us in the envelope provided. No additional postage is required.